United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 10, 2024

CANNAE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

1-38300
(Commission File Number)

Delaware	82-1273460
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1701 Village Center Circle
Las Vegas, Nevada 89134
(Addresses of Principal Executive Offices)

(702) 323-7330
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Cannae Common Stock, $0.0001 par value	CNNE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2024, the board of directors (“Board”) of Cannae Holdings, Inc. (“Cannae”, “it” or the “Company”) appointed its Chairman, William P. Foley, II, as the Company's Chief Executive Officer, and Ryan R. Caswell as the Company's principal executive officer upon Richard N. Massey’s resignation from employment with the Company and from the positions of Chief Executive Officer and principal executive officer. Mr. Massey will continue to serve as a member of the Board and has been appointed by the Board to the non-officer position of Vice Chairman of the Board. Mr. Massey will continue to serve on behalf of the Company as a director of Dun & Bradstreet Holdings, Inc. (“D&B”) and Alight, Inc. (“Alight”), and engage with D&B and Alight on their respective mergers and acquisition activities and investor relations.

Mr. Foley, age 79, will continue to serve as Chairman of the Board, a position he has held since July 2017. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC ("Trasimene"), a private company that provides certain management services to Cannae since November 2019. Mr. Foley serves on the boards of directors of D&B, Alight, Fidelity National Financial, Inc. and F&G Annuities & Life, Inc. Mr. Foley previously served on the boards of directors of System1, Inc. from January 2022 until March 2023; Black Knight, Inc. and its predecessors from January 2014 until June 2021; Paysafe Limited and its predecessor, Foley Trasimene Acquisition Corp. II, from March 2020 until March 2022; Austerlitz Acquisition Corporation I, Austerlitz Acquisition Corporation II and Trebia Acquisition Corp., which were blank check companies, until April 2021; and Foley Wines, Ltd, a New Zealand company, from September 2012 until March 2023.

Mr. Foley holds a majority interest in Trasimene and therefore has an indirect interest in the Management Services Agreement (“MSA”) between the Company and Trasimene. The MSA provides that Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae, will pay Trasimene a quarterly management fee equal to 0.375% (1.5% annualized and reduced to 1.25% for amounts greater than $2.5 billion of cost of invested capital) of Cannae’s cost of invested capital (as defined in the MSA) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the MSA (the “Management Fee”). During the year ended December 31, 2023, the Company incurred $37.7 million of expense with Trasimene for the Management Fee and paid $0.4 million of carried interest to Trasimene pursuant to the MSA related to sales of and distributions from Company investments.

Cannae owns a 47.7% interest in Black Knight Football and Entertainment, LP (“BKFE” or "Black Knight Football"), a partnership led by its general partner, Mr. Foley. BKFE owns and operates AFC Bournemouth in the English Premier League and owns a significant minority interest in FC Lorient, a French Ligue 1 football club. In the year ended December 31, 2023, Cannae invested $109.8 million in Black Knight Football. BKFE used the proceeds from investments from Cannae and others to acquire interests in football clubs and further invest in infrastructure and playing squads.

In the year ended December 31, 2023, Cannae invested $52.1 million for an 89% ownership interest in High Sierra Distillery, LP ("Minden Mill"). Minden Mill, through its wholly owned subsidiaries, owns and operates an estate distillery and related hospitality venues. Entities affiliated with Mr. Foley are the general partner of Minden Mill and manage all aspects of its operation.

Mr. Caswell, age 41, will continue to serve as the Company's President, a position he has held since February 2023. Since September 2020, Mr. Caswell has also served as a Managing Director of Trasimene. Mr. Caswell leads the sourcing, execution, and management of many of Cannae’s investments and portfolio companies and he serves, or has previously served, on the boards of directors of the Company's investments in Black Knight Football entities, AmeriLife, CorroHealth, System1, Inc., and TripleTree Holdings, among others. Mr. Caswell served as Senior Vice President of Corporate Finance of the Company from September 2020 through February 2023. Prior to joining Cannae, Mr. Caswell previously served as a Managing Director in the investment bank at BofA Securities.

Mr. Caswell holds a minority interest in Trasimene and therefore has an indirect interest in the MSA described above. Mr. Caswell is not a party to any other related party transaction with the Company.

Item 8.01.	Other Events.

On February 12, 2024, the Company issued a press release describing the above changes in management of the Company. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
99.1	Press Release dated February 12, 2024
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cannae Holdings, Inc.
Date:	February 14, 2024	By:	/s/ Bryan D. Coy
			Name:	Bryan D. Coy
			Title:	Chief Financial Officer